                                                                    Exhibit 10.4

                           ASSET PURCHASE AGREEMENT

                  SECTION 1.  PARTIES, PRELIMINARY STATEMENTS

          This Asset Purchase Agreement (the "Agreement") is entered into this 16th day of June, 1995, between BMT Communications, Inc., an Oklahoma corporation ("Seller"), and Trade Publishing, L.L.C., a Delaware limited liability company ("Buyer").

                            PRELIMINARY STATEMENTS
                            ----------------------

     A. Seller, wholly-owned by T/SF Investment Co., a Delaware corporation, which is wholly-owned by T/SF Communications Corporation, a Delaware corporation ("T/SF"), is engaged in the business of publishing various trade magazines and related activities, including publishing Convenience Store News ("CSN"), United
                                         ----------------------          ------
States Distribution Journal ("DJ"), The Journal of Petroleum Marketing ("JPM")
---------------------------         ----------------------------------
(CSN, DJ and JPM are referred to together as the "Transferred Magazines") and International Gaming and Wagering Business ("Gaming").
------------------------------------------

     B. Buyer is under common control with Macfadden Publishing, Inc., a Delaware corporation ("Macfadden").

     C. Buyer desires to acquire the ongoing business and substantially all of the assets of Seller, other than the business and assets associated with Gaming, its related trade shows and other related activities (the "Gaming Assets") and certain other assets, and Seller desires to sell such business and assets to Buyer, upon the terms and conditions stated herein.

     In consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the parties agree as follows:


                    SECTION 2.  PURCHASE AND SALE OF ASSETS

     2.01 PURCHASE AND SALE.  At the Closing (as hereinafter defined), Seller
          -----------------
agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, the Transferred Assets (as defined below). The "Transferred Assets" shall include all assets (including, without limitation, personal and real property leasehold interests referred to on Exhibit "A" hereto) owned by Seller as of the Effective Date (as hereinafter defined), excluding only any cash or cash equivalents of Seller and the Gaming Assets, all of which are listed on Exhibit "B" hereto (the "Excluded Assets").

     2.02 CONSIDERATION.  In exchange and in full consideration for the purchase
          -------------
of the Transferred Assets, Buyer shall pay Seller as follows:
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          a.  At Closing, Buyer shall pay Seller by wire transfer of funds as directed by Seller the aggregate sum of Twenty-one Million Dollars ($21,000,000) (the "Purchase Price"). The Purchase Price shall be allocated among the Transferred Assets and the covenant-not-to-compete described in Section 5.05 below, as specified on Exhibit "C" hereto.

          b. Buyer agrees to assume, as part of the consideration for purchase of the Transferred Assets, only the following liabilities:

               (i) All liabilities, claims and obligations of Seller arising in the ordinary course of business, including but not limited to the obligations referred to in Exhibit "K" hereto, under all agreements (written or, if referenced on Exhibit "K" hereto, or of a similar type to those referenced if entered into subsequent to the date of this Agreement, oral) in effect on the Effective Date: (a) which relate to the Transferred Assets or the usual operation of Seller's business relating to the Transferred Assets (including, without limitation, all amounts due under those of Seller's real estate leases which are assumed by Buyer as noted on Exhibit "K", customer contracts, equipment maintenance and service agreements, contracts for newsprint, ink and other inventory items and other "operating" leases and agreements, to the extent and only to the extent each is specifically included as part of the Transferred Assets); (b) the historical costs of which have been fully charged and reflected in the financial statements described on Exhibit "D" hereto; (c) which are not listed on Exhibit "B" hereto as being part of the Excluded Assets; and (d) which are not violative of any representation or warranty contained in this Agreement; provided, that, except for unpaid amounts included in Payables assumed by Buyer (as described below), Buyer's obligations under such agreements shall apply only to payments accruing on and after the Effective Date (as defined below); and provided further, that Buyer shall not assume the obligations under contracts or agreements listed and included as part of the Excluded Assets;

               (ii) Accrued vacation and sick leave and other accruals as of the Closing Date relating to "Buyer's Employees" (as defined and described below) and those specific liabilities described on Exhibit "E" hereto, including, without limitation, the deferred subscription revenues related to the Transferred Magazines (collectively, the "Payables"); and

               (iii) All obligations of Seller relating to the Transferred Magazines and described as "free ads" and "make up ads" on Exhibit "L" hereto, as of the Effective Date.

          c. The Purchase Price has been agreed to by Buyer on the express agreement and representation by T/SF and Seller that, on the Effective Date, Transferred Current Assets (as defined below) of Seller will exceed the Assumed Current Liabilities (as defined below) of Seller by $694,000 (the amount by which the Transferred Current Assets exceed

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

     the Assumed Current Liabilities as of the Effective Date is referred to hereinafter as the "Working Capital").

               (i) In order to determine the amount of the Working Capital, promptly following the Closing, Seller shall cause to be prepared a balance sheet of Seller as of the Effective Date (the "Effective Date Balance Sheet"), along with an income statement reflecting the results of Seller's operations for the period of January 1, 1995, through the Effective Date (such income statement and the Effective Date Balance Sheet being referred to as the "Closing Financial Statements"). In preparing such financial information, Buyer shall make available to Seller for its reasonable use, the personnel then employed by Buyer who have heretofore been responsible for preparing Seller's financial statements. Seller shall present the Closing Financial Statements to Buyer not later than 45 days following the Closing. Included with the Closing Financial Statements will be sufficient detail to enable Buyer to identify the amount of and method of identifying Transferred Current Assets and Assumed Current Liabilities and to review the Working Capital calculation. Buyer shall have 15 days following receipt of the Closing Financial Statements to review the Closing Financial Statements and to either accept them or to dispute any amount shown thereon. If Buyer disputes any aspect of the Closing Financial Statements, it shall so notify Seller, specifying any such dispute in reasonable detail, on or before the end of such 15-day period. Buyer and Seller shall then, for a period of 15 days after the end of Buyer's 15-day review period, attempt to resolve each such dispute in good faith, and, if they are unable to do so, then the unresolved disputes shall be finally resolved, as promptly as practicable, by an independent accounting firm of national reputation to be selected jointly by the independent accountants for Buyer and Seller, with the cost thereof to be borne one-half by Buyer and one-half by Seller. If Buyer does not notify Seller of any dispute by the end of the initial 15-day period, then it shall be deemed to have accepted the Closing Financial Statements and the calculation of Working Capital included therewith.

               (ii) For purposes of this Agreement, Transferred Current Assets and Assumed Current Liabilities shall be based on those current assets transferred to and current liabilities assumed by Buyer hereunder (subject to adjustment as herein specifically provided) determined in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the past practices of Seller. In determining Transferred Current Assets, there shall be excluded from "current assets" (determined according to GAAP), those assets included as part of the Excluded Assets. Similarly, in determining Assumed Current Liabilities, there shall be excluded from "current liabilities" (determined in accordance with GAAP), those liabilities retained by Seller.

               (iii) Upon the date when the Closing Financial Statements are accepted or deemed accepted by Buyer or are finally determined by the independent accounting firm as provided in clause (i) of this Section 2.02c, if the Working

          Capital is less than $694,000, the amount of such shortfall shall be immediately paid by Seller to Buyer by wire transfer or as otherwise directed by Buyer. Conversely, if the Working Capital is greater than $694,000, the amount of such excess shall be immediately paid by Buyer to Seller by wire transfer or as otherwise directed by Seller.

          d. In connection with the transactions contemplated herein, Buyer agrees to pay, in accordance with applicable laws and regulations, at or immediately after the Closing, any and all liabilities, claims and obligations for sales, use or other excise taxes (including penalties and interest, if applicable), if any, payable to any state or local jurisdiction in New York in connection with the sale of the Transferred Assets from Seller to Buyer. If required by law or regulation, Buyer agrees to pay the proper amounts due to Seller for remittance to the appropriate taxing authorities, and in such event Seller agrees to remit such payment to the authorities in accordance with applicable law.

          e. Other than as specifically provided herein, including, without limitation, as specified in Sections 2.02b. and c. above and Sections 5.04 and 8.06 below, Buyer shall not be liable for or assume any debts, claims or liabilities of Seller, and Seller agrees, pursuant to Section 8 hereof, to indemnify Buyer against and hold Buyer harmless from any and all liabilities, debts, claims and obligations of Seller not specifically assumed by Buyer.

          f. Any amounts due from any party to another party hereunder which are not timely paid shall bear interest at the rate of 15% per annum from the due date until paid.

     2.03 CLOSING AND EFFECTIVE DATE.  The consummation of the transactions
          --------------------------
contemplated hereby (the "Closing") shall be held on July 1, 1995, or such other later date, as may be mutually agreed by Buyer and Seller, upon which all of the conditions to closing described herein have been satisfied, but in no event later than September 30, 1995. The date of closing shall be referred to herein as the "Closing Date" and the "Effective Date," unless otherwise specified by the parties, shall mean the opening of business on the Closing Date. Unless otherwise agreed by the parties, the Closing shall not occur until each party hereto has complied with all covenants, agreements and conditions contained herein. The Closing shall be held at such place as the parties may mutually agree.

     2.04 NON-COMPETITION AGREEMENTS.  Seller and T/SF have certain rights to
          --------------------------
various covenants-not-to-compete, non-competition agreements and consulting and employment agreements between T/SF and/or Seller, on the one hand, and each of Irving Babson, Hedy Halpert, Samson Kowalski and Daniel Petrocelli, on the other, all of which agreements are listed in Exhibit "G" hereto (the "Non-Competition Agreements"). With respect to the Non-Competition Agreements, the following provisions shall apply:

          a. The benefits of the Non-Competition Agreements are intended to be included in the Transferred Assets. However, the parties acknowledge T/SF's and Seller's necessity to retain the benefits of those agreements with respect to the businesses of Seller not being transferred to Buyer. T/SF and Seller agree to provide an assignment (a form of which is set forth as Exhibit "H" hereto) of the Non-Competition Agreements to Buyer which will provide that the benefits thereof relating to T/SF's and Seller's businesses other than with respect to the Transferred Assets shall be retained by T/SF and/or Seller.

          b. Seller represents that all payments due to Irving Babson under his covenant-not-to-compete have been made and that no breach has, to the knowledge of Seller or T/SF, occurred with respect to the obligations under such covenant-not-to-compete of Irving Babson. Seller shall remain liable for and continue to make payments as they come due under the agreements embodying the covenants-not-to-compete with each of Samson Kowalski and Daniel Petrocelli. With respect to the obligations due Hedy Halpert under the agreement giving rise to her covenant-not-to-compete, Seller agrees to make all payments due thereunder through December 31, 1995. If and to the extent that Buyer desires to continue the benefits of the covenant-not-to-compete with Hedy Halpert in 1996, Buyer understands that it will be required to make all payments due thereunder for 1996 with respect to the Transferred Magazines; provided, that Seller shall be liable for the portion of any payments in 1996 due with respect to the portion of the covenant-not-to-compete with Hedy Halpert allocable to Gaming and its related activities. None of the amounts which Buyer might so choose to pay to Hedy Halpert shall be considered as an Assumed Current Liability for purposes of calculating the Working Capital.

          c. Buyer acknowledges that, as described in Exhibits "G" and "H" hereto, the Noncompetition Agreement with Irving Babson purports to be nonassignable and, therefore, it is understood that the purported assignment of such agreement may not be effective.

                  SECTION 3.  REPRESENTATIONS AND WARRANTIES
                              OF BUYER AND MACFADDEN

     3. Buyer and Macfadden, jointly and severally, hereby make the following representations, warranties and undertakings to Seller and T/SF, each of which
(a) is being relied upon by Seller and T/SF notwithstanding any review or investigation of Buyer's or Macfadden's business or financial condition, (b) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and (c) shall survive the Closing Date to the extent provided in Section 8.05 hereof:

     3.01 AUTHORITY AND APPROVAL.  Buyer and Macfadden have full power and
          ----------------------
authority, corporate and otherwise, to execute, deliver and perform this Agreement and all other documents and agreements executed in connection herewith, and all corporate and other actions of Buyer and Macfadden necessary for such execution, delivery and performance have been duly taken, and such execution, delivery and performance do not require any action or consent of, or registration with, any governmental regulatory body or other agency, instrumentality or authority, or of any other party under any contract or agreement to which Buyer or Macfadden is a party or by which

Buyer or Macfadden is bound. Neither Buyer nor Macfadden has any knowledge of any legal impediment to the consummation of the transactions contemplated by this Agreement.

     3.02 VALIDITY.  This Agreement and, when executed and delivered, the other
          --------
documents executed in connection herewith constitute the legal, valid and binding obligations of Buyer and Macfadden, enforceable against Buyer and Macfadden in accordance with the terms hereof and thereof, except as such enforceability may be limited by general principles of equity and subject to bankruptcy or other laws relating to or affecting the rights of creditors generally. The execution and performance of this Agreement by Buyer and Macfadden will not: (i) conflict with the Articles of Organization, Operating Agreement or other governing documents of Buyer or the Certificate (or Articles) of Incorporation or Bylaws of Macfadden, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time or both, will become a default under, or result in the creation of any lien upon any of the assets of Buyer or Macfadden or create any rights of termination, cancellation, or acceleration in any person, under any agreement, arrangement or commitment of Buyer or Macfadden, or (iii) violate in any respect any agreement or any provision of any law, rule or regulation or any order, writ, injunction or decree to which Buyer or Macfadden is a party or by which Buyer or Macfadden or any of their assets, businesses or operations may be bound or affected.

     3.03 BROKERAGE FEES.  Except for fees which may be due from T/SF or Seller
          --------------
to Oppenheimer & Co., Inc. (which fees are the sole responsibility of T/SF and Seller), neither Buyer nor Macfadden nor any of their affiliates nor any stockholder, director, officer, member, manager or employee of Buyer or Macfadden has incurred or will incur any brokerage, finder's or similar commission or fee in connection with the transactions contemplated by this Agreement, and, to the extent any such fees, commissions or other compensation are incurred by Seller or T/SF as a result of actions of Buyer or Macfadden, such fees, commissions or compensation shall be the sole responsibility of Buyer or Macfadden, except with respect to fees due to Oppenheimer & Co., Inc.

     3.04 FINANCIAL CAPABILITY OF BUYER.  The information Buyer or Macfadden has
          -----------------------------
provided to Seller, T/SF or their agents concerning Buyer's and Macfadden's financing of its obligations hereunder is true and correct, and Buyer and Macfadden have available financial resources to meet all of their obligations hereunder.

     3.05 ORGANIZATION.  Buyer is a limited liability company duly organized,
          ------------
validly existing and in good standing under the laws of the State of Delaware. Macfadden is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority, and Macfadden has all requisite corporate power and authority, to own and lease its properties and assets and to carry on its businesses as, and in the places where, such properties are owned or leased and such businesses are conducted. Each of Buyer and Macfadden is duly qualified to do business and is in good standing in all jurisdictions in which the nature of its respective businesses or the ownership of its respective properties or both make such qualification necessary and where the failure to be so qualified would have a material adverse effect on the financial condition, business or operations of Buyer and Macfadden.

     3.06 OFFICERS AND DIRECTORS.  Exhibit "I" hereto contains a true and
          ----------------------
correct list of the officers and directors of Buyer and Macfadden.

         SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND T/SF

     4. Seller and T/SF, jointly and severally, hereby make the following representations, warranties and undertakings to Buyer and Macfadden, each of which (a) is being relied upon by Buyer and Macfadden, (b) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and (c) shall survive the Closing Date to the extent provided in
Section 8.05 hereof:

     4.01 ORGANIZATION.  Each of T/SF and T/SF Investment Co. ("Investment"),
          ------------
both of which are incorporated under the laws of the State of Delaware, and Seller, incorporated under the laws of the State of Oklahoma, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each has all requisite corporate power and authority to own or lease its properties and to carry on its businesses as, and in the places where, such properties are owned or leased and such businesses are conducted. Each of T/SF, Investment and Seller is duly qualified to do business and is in good standing in all jurisdictions in which the nature of its businesses or the ownership of its properties or both make such qualification necessary and where the failure to be so qualified would have a material adverse affect on its financial condition, business or operations.

     4.02 SUBSIDIARIES.  T/SF is the owner of 100% of the issued and outstanding
          ------------
capital stock of Investment which, in turn, owns 100% of the issued and outstanding capital stock of Seller. Other than as may be set forth on Exhibit "K" hereto and other than as may be related to the Excluded Assets, Seller has no direct or indirect subsidiaries and owns no capital stock or other equity securities in any person, corporation, association, partnership, joint venture, trust or other entity.

     4.03 TITLE TO ASSETS.  Except as set forth herein (including Exhibits
          ---------------
hereto): (i) Seller has good and marketable title to the Transferred Assets and such title shall be transferred to Buyer at the Closing; (ii) none of the Transferred Assets are subject to any contract for sale, lease, claim, mortgage, encumbrance, security interest, lien, charge or any other restriction on title or transfer and, upon Closing, Buyer shall acquire the Transferred Assets free and clear of any contract for sale, lease, claim, mortgage, encumbrance, security interest, lien, charge or any other restriction on title or transfer not specifically described herein; and (iii) except for the Excluded Assets, the Transferred Assets constitute all of the assets used in the operation of Seller's business.

     4.04 LEASES.  The real property lease described on Exhibit "K" hereto (the
          ------
"Lease") is valid, in full force and effect and assignable to Buyer with the proper consent thereto of the lessor thereunder. To T/SF's knowledge, the present use of Seller's offices occupied under said real property lease (the "Leased Premises") is consistent with the present zoning classification of the property occupied by Seller's facilities. All payments of rent and other amounts due under the Lease as of the date hereof have been paid by Seller.

     4.05 EQUIPMENT CONDITION.  Except as noted on Exhibit "A" hereto, the
          -------------------
equipment which constitutes part of the Transferred Assets is adequate for the operation of Seller's business relating to the Transferred Magazines and, subject to ordinary wear and tear and to the expectation of reasonable repair and replacement is, as a whole, in good condition and repair.

     4.06 FINANCIAL STATEMENTS.  Exhibit "D" hereto contains an unaudited
          --------------------
balance sheet of Seller as of March 31, 1995 ("Seller's March Balance Sheet"), and unaudited statements of income for Seller for each of the two years ended December 31, 1993, and December 31, 1994, as well as an unaudited statement of income for Seller for the three month period ended March 31, 1995. Exhibit "D" also includes summary financial information on the results of operations of Seller conducted with the Transferred Magazines, which include allocations of overhead and shared services of Seller to such magazines for the two years ended December 31, 1993 and 1994, and the three month period ended March 31, 1995, as well as a balance sheet as of March 31, 1995, derived for such separate part of Seller's business based on Seller's method of allocating certain shared assets and liabilities. Such financial statements, with the notes thereto, were prepared in accordance with GAAP (as to the interim statement of income, except for the absence of footnotes and subject to normal year-end adjustments), consistently applied throughout the periods covered, and such statements fairly present the financial condition of Seller and the results of its operations as of the dates and for the respective periods indicated; provided, that Buyer acknowledges having been fully informed (including having had the opportunity to ask questions of and receive answers from officers of Seller and T/SF) of the manner in which certain costs, assets and liabilities which were historically shared (and, therefore, allocated for financial statement purposes) between the activities of Seller conducted with the Gaming Assets and the Transferred Assets, including, without limitation, rent, executive compensation, and the costs of shared support departments, such as production and circulation, and neither Seller nor T/SF makes any representation or warranty with respect to the appropriateness of any such allocations or with respect to the presentation thereof in such financial information.

     4.07 OFFICERS AND DIRECTORS.  Exhibit "J" hereto contains a true and
          ----------------------
correct list of the officers and directors of Seller and the officers of T/SF.

     4.08 ABSENCE OF MATERIAL ADVERSE CHANGE.  Since March 31, 1995, other than
          ----------------------------------
as set forth in this Agreement or the Exhibits hereto, there has not been:

               (i) any material change in the assets, liabilities or businesses conducted with the Transferred Assets, other than changes in the ordinary course of business, none of which has been materially adverse;

               (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the Transferred Assets;

               (iii) any material change in the method of conducting any of the businesses of Seller relating to the Transferred Assets;

               (iv) any mortgage, sale, encumbrance or other transfer or assignment by Seller of a material portion of the Transferred Assets; or

               (v) any material change in the rate of compensation or other terms of employment of any employee of Seller.

     4.09 AGREEMENTS, CONTRACTS AND COMMITMENTS.  Except as described on Exhibit
          -------------------------------------
"K" or "N" hereto, Seller is not a party to (i) any lease (as lessor or lessee), note, bond or indenture which involves a liability of more than $20,000 in any one instance or $50,000 in the aggregate, or any agreement, guarantee or indemnification to any person or entity which involves a liability of more than $20,000 in any one instance or $50,000 in the aggregate, (ii) any agreement containing any covenant limiting the freedom of Seller (or which would limit the freedom of Buyer) to engage in any line of business or compete with any person,
(iii) any agreement or commitment relating to capital expenditures and involving future payments which exceed $20,000 in any one instance or $50,000 in the aggregate, (iv) any agreement or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise or for the purchase of materials, supplies or equipment which expires more than one year from the date hereof or which involves an amount in excess of $20,000 in any one instance or $50,000 in the aggregate, (v) any distributor, sales, agency, manufacturers representative or similar contract which is not cancelable without a penalty by not more than 90 days notice, or (vi) any material agreement with advertisers for the placement of advertising in any publication of Seller for a period of more than 15 issues of any one magazine on terms or rates which are materially different from the standard and usual practices of Seller; provided, that none of the matters described in this Section 4.09 shall apply to any of the Excluded Assets.

     4.10 NO BREACH.  Seller has not breached, or received notice of any claim
          ---------
or allegation that it has breached, any of the terms or conditions of any lease, agreement, contract or commitment to which it is a party, or by which it is bound. Each lease, agreement, contract and commitment set forth on Exhibit "K" hereto is in full force and effect, has not been modified since the last date referenced and is not subject to any default thereunder by Seller or any other party thereto, and, subject to receipt of required consents, no such default will arise as a result of the assignment thereof to Buyer. Except as set forth on Exhibit "K" hereto, since March 31, 1995, Seller has not entered into any lease, agreement, contract or commitment other than in the ordinary course of business.

     4.11 UNDISCLOSED LIABILITIES.  Except as disclosed on Exhibit "L" hereto,
          -----------------------
in Seller's March Balance Sheet or in this Agreement or the other Exhibits hereto, and other than as may be incurred in the ordinary course of business, Seller has no liabilities, claims or obligations which have not been disclosed to Buyer and there is no pending or, to Seller's or T/SF's knowledge, threatened, litigation, claim or cause of action to which Seller is a party or to which the Transferred Assets may be subject.

     4.12 COMPLIANCE WITH LAW.  Seller is in substantial compliance with all
          -------------------
applicable federal, state and local laws, regulations and other governmental requirements (including, without limitation, all environmental laws and regulations) for the operation of its businesses and the ownership of the Transferred Assets.

     4.13 ENVIRONMENTAL MATTERS.  Except as may be set forth herein or in the
          ---------------------
Exhibits hereto:

          a. Seller has obtained all permits, licenses and other authorizations which are required in connection with the conduct of its businesses under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          b. Seller is in full compliance in the conduct of its businesses with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          c. Seller has received no notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

          d. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Seller in connection with the conduct of its businesses relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

     4.14 LICENSES AND PERMITS.  Except as noted on Exhibit "M" hereto, Seller
          --------------------
has all governmental licenses and permits (Federal, state and local), if any, which may be required to conduct the businesses which it presently conducts. Except as noted on Exhibit "M" hereto, neither Seller nor T/SF has any knowledge of any pending or threatened proceeding to revoke or limit any such license or permit and such licenses and permits are transferable to Buyer.

    4.15  EMPLOYEE AND LABOR RELATIONS.
          ----------------------------

          a. Exhibit "N" hereto contains, as of June 1, 1995: (i) a list of Seller's employees engaged in Seller's business relating to the Transferred Assets; (ii) a summary description of all of Seller's employee benefit plans and arrangements; and (iii) a complete list of all of Seller's employment and consulting agreements, executive compensation, incentive (but excluding normal commission arrangements with sales personnel), stock option, bonus, deferred compensation, profit sharing, pension and other employee benefit plans for Seller's employees engaged in Seller's business relating to the Transferred Assets, including without limitation medical and other insurance plans. The plans and arrangements described on Exhibit "N" hereto are referred to herein as the "Benefit Plans." In connection with the Closing and pursuant to such notices as Seller may deem appropriate, Seller has the right to amend and/or terminate the Benefit Plans in accordance with the provisions of each such Plan and applicable laws.

          b. Except as indicated on Exhibit "N" hereto, none of the employees of Seller engaged in Seller's business relating to the Transferred Assets are employed pursuant to any written employment agreement or an employment arrangement which is not terminable at will, except as may be limited by law or government regulation.

          c. The only severance pay practices or related arrangements or practices between Seller and its employees are described on Exhibit "N" hereto.

          d. Seller is in substantial compliance with all Federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and work places.
     Except as listed on Exhibit "N" hereto, (i) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or strike, lockout, dispute, or work stoppage pending or threatened against or involving Seller and none has occurred since at least January 1, 1993; (ii) no union organization campaign has occurred at any time in the past two years nor is any in progress or threatened; (iii) no charges, audits, investigations or complaint proceedings are pending before the Equal Employment Opportunity Commission or any state, local or Federal agency responsible for the prevention of unlawful employment practices with respect to Seller; (iv) Seller has not received notice of the intent of any Federal, state or local agency to conduct an audit or an investigation of or relating to or including such employees or employment practices and no such investigation is in progress; and (v) Seller is not a party to any union contract or similar organized labor agreement.

     4.16 EMPLOYEE BENEFIT PLANS AND ERISA.
          --------------------------------

          a. Except as indicated on Exhibits "D" or "N" hereto (i) Seller has no present or future obligation or liability with respect to any employees or former employees under the Benefit Plans; and (ii) Seller has no present or future liability to any former employees or to their dependents, survivors or beneficiaries in connection with or arising out of any Benefit Plan or any compensation arrangement or practice maintained or adopted by Seller or to which Seller contributed prior to the Closing.

          b. The 401(k) Plan referred to in Exhibit "N" hereto as the T/SF Communications Savings and Retirement Plan (the "Plan"), meets the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the trust forming part of the Plan is exempt from Federal income tax under Section 501(a) of the Code, except as indicated on Exhibit "N" hereto. After the Closing, but prior to the final distribution of amounts due under the Plan to the then ex-employees of Seller who participated therein, T/SF shall have performed an ADP-ACP test on the Plan deferrals and will have made any required adjustments as to any such ex-employees on their account as may be required by applicable law to comply with permissible contributions under such test.

          c. Seller has not maintained or contributed to any "multiemployer plan", within the meaning of Section 3(37) of ERISA. Since January 1, 1991, no liability under Title IV of ERISA has been incurred by Seller, and no event has occurred and there exists no condition which presents a risk of the imposition of any liability under Title IV or ERISA with respect to a Benefit Plan. No Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated by Seller, and no proceedings by the PBGC to terminate any such Benefit Plan have been instituted or threatened. Seller is not a party to and has no liability under any agreement imposing secondary liability on it as a seller of the assets of a business under Title IV of ERISA, or under any other agreement, and no contingent liability exists under Title IV of ERISA to the PBGC or to any plan, and none of the assets of Seller is subject to a lien under Title IV of ERISA.

          d. None of the Benefit Plans of Seller has been subject to a "reportable event" within the meaning of Section 4043 of ERISA nor have there been any "prohibited transactions" within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA. All reports and information required to be filed with the United States Department of Labor, the IRS, the PBGC, or plan participants and their beneficiaries with respect to the Benefit Plans have been timely filed.

          e. Full payment has been made, or will be made prior to the Closing, of all amounts which Seller is required to pay under the terms of each of the Benefit Plans as a contribution as of the last day of the most recent fiscal year of each of such Plans ended prior to the date of this Agreement. Seller's March Balance Sheet includes, in accordance with GAAP, an accrual for all amounts, if any, due Seller's employees under the Benefit Plans.

          f. In connection with the medical benefits plan maintained by Seller ("Seller's Medical Plan"), or by T/SF on behalf of Seller, the liability to pay for all covered claims incurred on or before the Effective Date shall be retained by Seller (through Seller's Medical Plan), and such claims shall be processed and paid by Seller and its plan administrator pursuant to the terms of Seller's Medical Plan in accordance with current practices.

    4.17  REPORTS AND TAXES.  T/SF, on behalf of Seller and with respect to the
          -----------------
business operations of Seller, has duly prepared and filed with all appropriate United States, state and local governmental agencies all corporate and other tax returns and reports required by law within the time or extended time required or permitted and has paid all taxes and related payments required to be made, when due as shown on such returns. All such reports and returns were accurate and complete as filed and prepared in accordance with all applicable government regulations. Seller, or T/SF on behalf of Seller, has made timely payments of the taxes and related payments and charges required to be deducted and withheld from the wages paid to its employees. The Federal, state and local income tax liability, if any, of Seller due as of the Effective Date has been or will be paid in full by T/SF for or on behalf of Seller. The charges, accruals and reserves, if any, which have been made on Seller's financial statements with respect to Federal, state and local taxes for all periods to date are adequate as to Seller and no deficiencies for any tax, assessment or governmental charge have been asserted or assessed against Seller.

    4.18 INSURANCE AND DAMAGE.  Seller has previously provided Buyer with a
         --------------------
summary listing of Seller's property, casualty and/or liability insurance. Each such policy shall remain in effect through the Closing Date, but not later, and all premiums for same due to and including the Closing Date have been or will be paid by Seller or T/SF. Except for medical insurance, Seller has not received any notice from any insurance company with which it maintains insurance that coverage or premium rates will be changed materially in the future or that it may not qualify for continued coverage with respect to any such insurance. Seller is in compliance in all material respects with all such insurance contracts. Except for medical insurance and property damage claims made in the ordinary course of business and which are covered by existing insurance maintained with reputable and responsible carriers with respect to which all premiums have been duly paid, there is not now pending with any insurance carrier any material claim by Seller or T/SF for payment pursuant to any insurance policy relating to the Transferred Assets. Seller has not suffered damage to its assets, however caused, of such nature as to necessitate interruption or curtailment of any of its businesses in any material respect.

     4.19 ACCOUNTS RECEIVABLE.  All accounts receivable of Seller at the date
          -------------------
hereof and as of the Effective Date arose or will have arisen in the ordinary course of business, and are or will be accurately and fairly reflected in the financial statements and the books and records of Seller, subject to all applicable reserves. The reserves established by Seller for bad debts or uncollectible receivables on its balance sheet have been established and will, on the Effective Date Balance Sheet, be established in accordance with GAAP, consistently applied.

     4.20 INVENTORIES.  The inventory described on Seller's March Balance Sheet
          -----------
is valued on a basis (cost) consistent with that adopted in prior years. Except as set forth in Exhibit "A" hereto, the inventory of Seller included in the Transferred Assets, net of applicable reserves, is of merchantable quality, in good condition and usable in the ordinary course of business.

     4.21 TRADENAMES, TRADEMARKS, SERVICE MARKS, SOFTWARE LICENSES AND
          ------------------------------------------------------------
COPYRIGHTS. Exhibit "O" hereto lists all of the patents, trademarks, service
----------
marks, trademark registrations and applications therefor, trade names, copyrights, and copyright registrations and applications therefor owned by or registered in the name of Seller in the United States or any other country, or in which Seller has any rights by license or otherwise. Except as set forth on Exhibit "L" or Exhibit "O" hereto, Seller owns, is validly licensed under or has the non-exclusive right to use (with Exhibit "O" specifically noting those for which Seller claims the exclusive or protected right to use), such patents, trademarks, service marks, trade names and copyrights necessary for the conduct of its businesses as now operated, without conflict with the rights of others. Except as described herein or on Exhibit "O" hereto, no patent, trademark or other property right used by Seller in connection with its businesses is owned exclusively by any other party. Seller has the right to use all processes, systems, computer software, business plans, publications and products used by it in its businesses or necessary for its businesses, subject only to the restrictions or agreements listed on Exhibit "O" hereto, which Exhibit includes a list, complete to Seller's and T/SF's knowledge, of all software licenses under which Seller is licensee. Seller shall deliver to Buyer at Closing suitable evidence of the right of Buyer to so use such software, subject, in certain cases, to the payment of a fee, the payment of which shall, upon Buyer's applying for transfer thereof, be the obligation of Buyer. Without limiting the generality of the foregoing, Seller has the unrestricted right to use all of its customer lists, distribution and circulation lists and lists of advertisers, free of any rights of third parties, but with the acknowledgment that Seller's customer, advertiser, circulation or distribution lists may be similar in whole or in part to those used by other parties; provided that, with respect to JPM, certain of such lists are provided by the Petroleum Marketers Association of America ("PMAA") and may be subject to the provisions of the agreement with PMAA which is listed on Exhibit "K." No such lists have at any time been transferred or furnished to any third party and Seller has taken reasonable actions to protect sensitive or confidential information concerning its lists. Except as described on Exhibit "L" or "O" hereto or on any other Exhibit hereto, T/SF knows of no other person or entity who or which is presently using or claiming the right to use any of the trade names listed on Exhibit "O" hereto in the areas in which such publications are now distributed.

     4.22 AUTHORITY AND APPROVAL.  Seller and T/SF have full power and
          ----------------------
authority, corporate and otherwise, to execute, deliver and perform this Agreement and all other documents and agreements executed in connection herewith, and all corporate and other actions of Seller, T/SF and Investment necessary for such execution, delivery and performance have been duly taken, and such execution, delivery and performance do not require any action or consent of, or registration with, any governmental regulatory body or other agency, instrumentality or authority, or of any other party under any contract or agreement to which Seller or T/SF is a party or is bound. T/SF has no knowledge of any legal impediment to the consummation of the transactions contemplated by this Agreement.

     4.23 VALIDITY.  This Agreement and, when executed and delivered, the other
          --------
documents executed in connection herewith constitute the legal, valid and binding obligations of Seller and T/SF, enforceable against Seller and T/SF in accordance with the terms hereof and thereof, except as such enforceability may be limited by general principles of equity and subject to bankruptcy or other laws relating to or affecting the rights of creditors generally. The execution and performance of this Agreement by Seller and T/SF will not: (i) conflict with the Certificate of Incorporation or Bylaws of Seller, T/SF or Investment,
(ii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time or both, will become a default under, or result in the creation of any lien upon, any of the assets of Seller or T/SF or create any rights of termination, cancellation, or acceleration of any person, under any agreement, arrangement or commitment of Seller or T/SF, or (iii) violate in any respect any agreement or any provision of any law, rule or regulation or any order, writ, injunction or decree to which T/SF or, to T/SF's knowledge, Seller is a party or by which Seller or T/SF or any of its assets, businesses or operations may be bound or affected.

     4.24 BROKERAGE AND FINDERS' FEES.  Except for fees which may be due to
          ----------------------------
Oppenheimer & Co., Inc. (which fees are the sole responsibility of T/SF and Seller), neither T/SF nor Seller, nor any of their respective stockholders, directors, officers or employees, has incurred or will incur any brokerage, finders' or similar commission or fee in connection with the transactions contemplated by this Agreement, and, to the extent any such fees, commissions or other compensation are incurred by Buyer as a result of actions of T/SF or Seller, such fees, commissions or compensation shall be the sole responsibility of Seller or T/SF.

                             SECTION 5.  COVENANTS

     5.01 INTERIM COVENANTS.
          ------------------

          a.   Access and Information.  Buyer and Macfadden have conducted
               ----------------------
     interviews with personnel of T/SF and Seller and conducted investigations of Seller and its respective markets, businesses and affairs. Seller and T/SF have given or will give to Buyer and Macfadden and their accountants, counsel and other representatives throughout the period prior to the Closing Date full access to all employees, properties, books, contracts and records of or relating to Seller and have furnished and will furnish to Buyer and Macfadden all information reasonably requested by Buyer or Macfadden. Each of the parties hereto acknowledges that, pursuant to the right of access set forth above, Buyer and Macfadden have or may become privy to confidential information of Seller (excluded from the meaning of confidential information is any information generally available to the public), and the use of such confidential information or the disclosure of such confidential information to third parties could injure the business operations of Seller if the transactions contemplated by this Agreement are not completed. Accordingly, Buyer and Macfadden shall take reasonable steps to ensure that such information about Seller obtained by it or any of its employees, officers, agents, lenders, attorneys or representatives shall remain confidential and shall not be used or disclosed or revealed to outside parties, except in connection with and as reasonably needed for Buyer and Macfadden to meet their obligations under this Agreement. If the transactions contemplated by this Agreement are not consummated, upon written request, Buyer and Macfadden shall return to Seller all written information provided hereunder concerning Seller and its business and all analyses thereof prepared by or for Buyer or Macfadden, including all copies thereof. In addition, the terms of the Confidentiality Agreement, dated March 17, 1995, by and between T/SF and Macfadden, a copy of which is attached hereto as Exhibit "P," shall remain in full force and effect in accordance with its terms, and Buyer shall be bound by all of the terms thereof in the same manner and to the same extent as Macfadden.

          b.   Public Announcements.  T/SF and Buyer shall consult in advance
               ---------------------
     and cooperate with one another in connection with the preparation and publication of any press release or other public announcement with respect to this Agreement. Until the Closing, each party shall limit its public announcements and press releases to those required by applicable securities laws, it being recognized that T/SF is a public company and, as such, is subject to certain public disclosure obligations.

          c.   Maintenance of Properties and Business.  Seller shall conduct its
               ---------------------------------------
     business in the ordinary and usual course and shall maintain its properties and business and preserve its business organization and the goodwill of advertisers, subscribers, employees and suppliers. Additionally, without the prior written consent of Buyer or Macfadden, Seller shall not (other than with respect to the Excluded Assets and the business relating thereto):

          (i) engage in any activity or enter into any transaction that would cause any of the representations and warranties set forth in
                Section 4 hereof to be inaccurate if made as of a date subsequent to such activity or transactions, other than contracts entered into in the ordinary course of business;

          (ii) make any material change in the business or operations of Seller;

          (iii) make any type of investment in or loan to any other person or enterprise;

          (iv) merge with or into any other company or business or engage in any transaction which would have the same effect, e.g., a sale of substantially all of the assets or business of Seller;

          (v) enter into any material contractual arrangements, or materially altering any existing arrangements, other than in the ordinary and usual course of business; or

          (vi)   agree to any of the foregoing.

          d.   Interim Financial Statements.  T/SF will furnish to Buyer interim
               -----------------------------
     financial statements of Seller prepared for any period subsequent to March 31, 1995, when the same become available.

          e.   Notice of Breach.  T/SF will immediately give notice to Buyer of
               -----------------
     the occurrence of any event or the failure of any event to occur the result of which is a breach of a representation and warranty of T/SF or Seller or the failure by Seller or T/SF to comply with any covenant, condition or agreement contained herein.

          5.02 CONSENTS, WAIVERS AND APPROVALS.  As soon as practicable after
               -------------------------------
the date hereof, the parties shall use their best efforts to obtain in writing all consents, waivers, approvals and authorizations required to allow the consummation of the transactions contemplated hereby, it being understood that it is Seller's obligation to obtain any necessary consents to the transfer of the Transferred Assets to Buyer as herein contemplated.

          5.03 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES.  In addition to the
               -------------------------------------------
Exhibits and other items specifically required to be furnished hereunder, the parties hereby agree that each will promptly furnish to the other such further schedules, certificates and other instruments and take such other action as may reasonably be requested in order to effectuate the purposes of this Agreement.

          5.04 EMPLOYEES AND BUYER'S BENEFIT PLANS.  (a)  Buyer covenants and
               -----------------------------------
agrees that, at the Closing and as of the Effective Date, immediately upon the termination by Seller of the employment of the employees listed on Exhibit "F" hereto ("Buyer's Employees"), Buyer shall offer employment to all of Buyer's Employees on substantially the same economic terms as they are then employed by Seller, including time-in-service credit for accrued employment related benefits such as sick leave, vacation, severance and retirement and medical plans, and shall not apply any pre-existing condition rules under Buyer's medical plan to such employees. Provided, however, that Buyer reserves the right, which may only be exercised after four months following the Closing Date, to modify the terms upon which Buyer's Employees are employed with Buyer so as to achieve consistency with Buyer's policies, practices and procedures. As used herein, "Buyer's Employees" shall include any employee hired to replace any employee listed on Exhibit "F," subject to the right of Buyer to consent to any such
hire, with such consent not to be unreasonably withheld.   (b)  Without limiting
the generality of the foregoing, unless the matter or agreement giving rise to the claim or liability is a breach of any representation or warranty of Seller or T/SF under Section 4.15 hereof, Buyer shall be liable for, and shall indemnify and hold Seller and T/SF harmless from, any liability, including severance or other obligations, which may come due to any of Buyer's Employees, from and after the Effective Date. Provided, however, that Seller shall pay and reimburse Buyer, up to a maximum amount of $75,000, for and with respect to all Excess Benefit Amounts (as hereinafter defined) which Buyer may be required to pay to Buyer's Employees as a result of Buyer's obligations under this Section
5.04. "Excess Benefit Amounts" shall be defined as all amounts which Buyer may be required to pay to Buyer's Employees, on and after the Effective Date, for the following employee benefits, to the extent the amount paid pursuant to this
Section 5.04 exceeds the amounts which Buyer would have paid to such employees under Buyer's existing employment policies and employee benefit plans: sick leave, vacation, severance, 401(k) and the amounts paid by Buyer for employee health insurance coverage. Any claim for reimbursement under this Section 5.04 shall be in writing and shall be paid within ten days after Seller's receipt of same, and any such claim, to be valid, must be presented to Seller on or before one year after the Closing Date. For purposes of this Section 5.04, references to Buyer shall be deemed to include Macfadden.

          5.05 COVENANTS-NOT-TO-COMPETE.  It is acknowledged and agreed that
               ------------------------
some of Buyer's Employees have been involved with the activities of Seller related to the Excluded Assets and that the employees of Seller who are not Buyer's Employees, similarly, have experience and information relating to the business to be conducted by Buyer with the Transferred Assets. Accordingly, and as part of the consideration for the transaction described in this Agreement, at Closing, Seller and T/SF shall enter into a Covenant-Not-to-Compete with Buyer for a period of two years from the Effective Date, substantially in the form of Exhibit "Q" hereto and, similarly, Buyer and Macfadden shall enter into a Covenant-Not-to-Compete with Seller for a period of two years from the Effective Date, substantially in the form of Exhibit "R" hereto.

          5.06 BOOKS AND RECORDS AND PERSONNEL.
               -------------------------------

          a. It is understood and agreed that, on the Closing Date, Seller and T/SF shall deliver to Buyer all books, accounts, records, files, agreements and reports relating to the Transferred Assets and Buyer's Employees; provided, however, that, with respect to any personnel records relating to Buyer's Employees, Seller and T/SF shall only be obligated to deliver to Buyer the following records regarding each employee and any other records required by law to be transferred (collectively, the "Permitted Personnel Records"):

               (i)    date of hire;

               (ii) reprimands and disciplinary action taken against such employee during the last five years;

               (iii)  attendance records during the last five years; and

               (iv)   pay records.

     In addition, Seller shall not be obligated to provide Buyer with any medical records regarding its employees. Notwithstanding the foregoing, in consideration of the indemnity provided by Buyer to Seller and T/SF as set forth at Section 8.02(ii) hereof, if Buyer requests any medical records or personnel records other than the Permitted Personnel Records, then Seller and T/SF shall provide same to Buyer promptly upon Buyer's request.

          b. It is understood and agreed that T/SF and Seller may, at its option, retain copies of any or all records transferred to Buyer pursuant to Section 5.06(a) above. It is also understood that Seller may have retained records which are useful to Buyer in the business to be conducted by it with the Transferred Assets. Accordingly, for a period of six years following the Effective Date,

          (i) Neither Seller nor Buyer shall dispose of or destroy any of the existing business records and files of Seller (whether transferred in connection herewith or not) without first offering to turn over possession thereof to the other party by written notice to the other party at least 30 days prior to the proposed date of such disposition or destruction;

          (ii) Each of Buyer and Seller shall allow the other party access to all the business records and files of the other party which relate to assets transferred in connection herewith or assets of Seller which exist on the Effective Date, during normal working hours at any location where such records are stored, and the other party shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be accomplished in such a manner so as not to interfere unreasonably with the normal conduct of the business of the party granting such access; and

          (iii) T/SF and Seller agree to allow Buyer reasonable access to files, records and information remaining in Seller's possession concerning Seller's operations and financial matters during the period up to the Effective Date.

          It is recognized that the effect of the transactions described in this Agreement is to split the businesses of Seller and, accordingly, it is probable that a perfect transfer of complete records with respect to only the Transferred Assets cannot or will not occur despite the best efforts of the parties. Accordingly, the intent of this Section 5.06 is to afford each party the opportunity to review records that relate to the business of Seller prior to and through the Closing Date to the extent reasonably necessary for the on-going business of each party, regardless of in whose possession such records are kept. It is also recognized that the covenants-not-to-compete to be entered into by each party pursuant to Section 5.05 above restrict each party's use of any such information.

          5.07  USE OF NAME.  Included within the Transferred Assets to be
                -----------
transferred to Buyer hereunder is the right to continue the use of the name "BMT Communications" or any derivative or similar name. T/SF and Seller agree that they will not use the name "BMT Communications" or any derivative thereof in any business operation after the Closing, except in connection with the transition of Seller to a new corporate name. Within 30 days after the Closing Date, Seller shall change its corporate name to a name which does not use and is not similar to "BMT Communications."

          5.08  BULK SALES.  Buyer hereby waives any necessary compliance by
                ----------
Seller with the bulk sales or any similar law in New York. T/SF and Seller hereby agree to indemnify, defend and hold Buyer harmless from and against any loss, claim, liability, cost or expense which Buyer may suffer or incur because of Seller's non-compliance with the New York bulk sales or similar laws;

provided, however, that this Section 5.08 shall have no effect on the liabilities agreed to be assumed by Buyer under Section 2 of this Agreement.

          5.09  PRINTING CONTRACT; SUPPORT SERVICES.  Exhibit "K" hereto
                ------------------------------------
includes a description of the printing contract (the "Printing Contract") currently held by Seller with Quebecor Printing [USA] Corp. ("Quebecor"). The Printing Contract provides for the printing by Quebecor of CSN, DJ, JPM and Gaming through the October 1996 issues. Subject to the condition that Quebecor consents prior to Closing, it is the intent of the parties that Seller assign all of its rights under the Printing Contract to Buyer, and that Buyer assume all of Seller's obligations thereunder, subject to Seller's continuing to utilize Quebecor and receive the benefits of the Printing Contract for Gaming through the term of the Printing Contract. Accordingly, Buyer and Seller shall cooperate fully to receive the consent of Quebecor to this arrangement and shall agree to all reasonable changes in the Printing Contract which Quebecor may request to effect this arrangement. Upon the consent of Quebecor to this arrangement, Buyer and Seller agree to cooperate to maintain the effectiveness of the Printing Contract and to fully comply with their respective separate obligations under the Printing Contract to ensure the continued effectiveness of the same for the benefit of both parties. If requested by Quebecor, Seller shall be treated as a subcontracting party to Buyer and, in such event, Buyer shall assume primary liability for all charges under the Printing Contract and will bill Seller for its costs of printing Gaming. In such event, Seller shall remit payment within 10 days of invoice therefor.

          5.10  LEASE; USE OF EQUIPMENT.  It is recognized that Buyer is
                ------------------------
assuming Seller's real estate leases in Chicago, Illinois, and Tampa, Florida, but not Seller's lease at Seven Penn Plaza, New York, New York (the "New York Lease"). It is also recognized that Seller may move its remaining business (the "Gaming Business") and its remaining employees ("Seller's Retained Employees") and the Excluded Assets out of the premises covered by the New York Lease (the "Leased Premises") if and when it decides to do so (if Seller moves the exact date of Seller's move out is referred to herein as "Seller's Departure Date"). Buyer desires to occupy the Leased Premises through January 31, 1996, and Seller desires to be able to continue to occupy the Leased Premises and utilize certain of the Transferred Assets and have the use of certain of Buyer's then employees until Seller's Departure Date (and possibly thereafter, as provided below). Accordingly, effective on the Effective Date, the parties agree as follows:

         (a) Buyer shall have the right to continue to occupy the Leased Premises through January 31, 1996, and, with respect to such occupation, shall be considered a subtenant of Seller. As of February 1, 1996, Buyer shall have vacated the Leased Premises and removed all of its property. Such subtenancy, in addition to the payments described herein, shall provide for the following:

              (i) Buyer shall be bound by and shall comply with all of the provisions of the New York Lease binding on Seller, including, without limitation, the provisions relating to the removal of property upon move out. Any failure of Buyer to comply with the provisions of this Section 5.10 shall entitle Seller, upon 10 days written notice specifying such failure (and during which time Buyer may cure the same) to require Buyer to vacate the

            Leased Premises in which case Seller shall be entitled to (A) a payment of the maximum amount due it pursuant to this Section 5.10, due on demand, and (B) the free use of the Transferred Assets through September 30, 1995, and all of Seller's obligations and Buyer's rights under this Section 5.10 shall cease.

      (ii) Each of Seller and Buyer shall indemnify and hold harmless the other from and against any loss, liability, cost or claim to which the other may become subject by reason of any action or nonaction on the part of any agent or employee of the indemnifying party (whether such liability is contractual or by tort) or the failure of the indemnifying party to comply with any of the provisions of this
            Section 5.10 or the New York Lease.

      (iii) The parties shall endeavor to maintain separate phone systems, mailing equipment (including postage and postage meters), fax lines and supplies, but the parties shall act reasonably and in good faith in fairly reimbursing each other for any incidental use of the telephone, postage, fax or supplies of the other, it being recognized that the contemplated joint occupancy of the Leased Premises will be awkward and will require the good faith cooperation of both parties.

      (iv) Seller agrees to assist Buyer with any requests of Buyer of the landlord and to otherwise take all actions, including timely rental payments, to ensure the New York Lease stays in effect; provided, that nothing herein shall prevent Seller from appropriately contesting any alleged breach of the New York Lease by the landlord.

      (v) Buyer's then employees shall be entitled to occupy the areas currently occupied and the parties shall share all common areas. In addition, the former office of Hedy Halpert, former President of Seller, shall be available exclusively to Buyer and the small conference room in the northwest corner of the Leased Premises shall be available exclusively to Seller.

     (b) Until Seller's Departure Date (if Seller vacates the Leased Premises), Seller and Seller's Retained Employees and agents shall have the right to use any equipment or assets of Buyer in the Leased Premises. It is specifically contemplated that copiers and certain production equipment will be necessary for Seller to profitably conduct its business, and Buyer agrees to make available to Seller reasonable access to such equipment, in a manner consistent with the use thereof by the employees producing Gaming and the Transferred Magazines. Similarly, Buyer will be utilizing the System 36 computer system and related software and Seller agrees to make such assets available for Buyer's use through January 31, 1996 (it being recognized that the employees who have heretofore operated such system will then be employed by Buyer, and Seller shall not be required to supply any personnel to assist Buyer in its use of such assets). The parties shall cooperate in good faith on the use of the Transferred Assets and the System 36 and related software to accommodate the legitimate needs of both parties.

     (c) Certain of Buyer's then employees, specifically the formerly shared employees, such as mail room and accounting employees, receptionist and the employees who operate Seller's System 36, will be made available to Seller for its reasonable needs consistent with past practices until the earlier of Seller's Departure Date or January 31, 1996. Similarly, Seller's circulation director (Zory Gojaniuk) and an accounting employee (Cord Brody) who are included in Seller's Retained Employees, shall be made available for Buyer's reasonable needs on a transitional basis through the earlier of Seller's Departure Date or January 31, 1996.

     (d) The parties recognize that Seller should pay Buyer for the use of the Transferred Assets and the use of the employees of Buyer and Buyer should pay Seller for the use of the Leased Premises and the use of Seller's Retained Employees. However, the parties have agreed that the value of what each is providing to the other is approximately the same and, therefore, the parties shall make no payments to each other through Seller's Departure Date. Thereafter, Buyer shall pay to Seller the sum of $6,800 per month (prorated for any partial month) due on the last day of each month beginning with the month of Seller's Departure Date.

     (e) At the election of Seller, to be made on or before Seller's Departure Date, Seller may continue to use the Transferred Assets for a period of 30 days after Seller's Departure Date, in which case the amount due from Buyer under subsection (c) above shall be zero for such 30 day period.

     5.11 NAG/CSN EXPO.  Exhibit "K" hereto includes a listing of that certain
          -------------
letter agreement, dated June 23, 1989, as amended (the "NAG Agreement"), by and between Seller and National Advisor Group ("NAG"), pursuant to which NAG and Seller jointly sponsor and operate a trade show known as the "NAG/CSN Expo" ("Expo"). The NAG Agreement is, by its terms, not assignable without the consent of NAG. Buyer and Seller agree to cooperate and use all reasonable efforts to obtain NAG's consent to the transfer of the NAG Agreement to Buyer. However, if such consent is not obtained by the Closing Date, Seller shall retain the NAG Agreement (unless NAG subsequently consents to the assignment of the NAG Agreement to Buyer), and shall subcontract all of Seller's rights and obligations thereunder to Buyer under the following terms:

     (a)  The subcontract shall be co-terminus with the NAG Agreement.

     (b) Buyer shall assume and indemnify and hold Seller harmless from and against all obligations of Seller and all costs, liabilities, or claims arising under the NAG Agreement or in connection with the operation of EXPO, whether brought or claimed by NAG or any third party.

     (c) Buyer shall retain all profits and revenues from EXPO or otherwise arising under the NAG Agreement.

     (d) Seller shall take no action under the NAG Agreement (such as notices to NAG or other ministerial matters) unless directed in writing by Buyer and Seller shall be reimbursed for its reasonable out-of-pocket expenses in taking any such action; provided, that it is not the intention of this subsection (d) to impose any affirmative obligations for EXPO on Seller.

     5.12 MISCELLANEOUS CLOSING MATTERS.
          ------------------------------

          a. The bank and credit card accounts maintained by Seller shall remain the property of Seller, and Buyer agrees to open and maintain new bank and, if desired by Buyer, credit card accounts from and after the Closing Date.

          b. It is recognized that Seller is retaining certain accounts receivable attributable to the business activities conducted by Seller with the Excluded Assets and that it is probable that certain payments with respect to such accounts receivable may be received by Buyer after the date hereof. In such event, Buyer agrees to promptly forward such payments to Seller and Seller shall have the right to endorse any such payments made out in the name of "BMT Communications" with such name for deposit and collection. Conversely, should Seller receive any payments on accounts receivable hereby sold to Buyer, Seller shall properly remit the same to Buyer.

     5.13 BUYER'S ACTIVITIES.  Neither Buyer nor Macfadden nor any of their
          -------------------
affiliates, officers, directors or employees will take any action (or omit to take any action) which would cause any representation or warranty contained in this Agreement to be untrue at any time prior to the Closing Date as if such representation or warranty were made at and as of such time. Buyer and Macfadden and their officers, directors and employees shall use their best efforts to cause the conditions to Closing specified herein to be satisfied so that a Closing may be effected hereunder.

     5.14 HART, SCOTT, RODINO.  Buyer and Seller shall each prepare and file
          -------------------
with the appropriate governmental authorities, as soon as practical after the date hereof, a premerger notification and report form and all other required documents pursuant to the Hart, Scott, Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and take such other actions as may reasonably be required to obtain early termination of the waiting period under the HSR Act.

     5.15 ENVIRONMENTAL PERMITS.  Seller agrees to cooperate with Buyer in
          ----------------------
connection with Buyer's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any environmental regulatory requirements involving Seller's businesses or the Transferred Assets.

     5.16 ACCOUNTS RECEIVABLE.  After Closing, Buyer shall take no actions,
          -------------------
other than in the ordinary course of business consistent with past practices of Seller, which would adversely affect the amount of net accounts receivable which would be included as Transferred Current Assets in the Effective Date Balance Sheet.

                   SECTION 6.  CONDITIONS TO OBLIGATIONS OF
                              BUYER AND MACFADDEN

     6. The obligations of Buyer to acquire the Transferred Assets and the respective obligations of Buyer and Macfadden to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Buyer and Macfadden of each of the following conditions at or prior to the Closing:

     6.01 SELLER'S AND T/SF'S PERFORMANCE.  Seller and T/SF shall have (i)
          -------------------------------
performed and complied in all material respects with all of their agreements, obligations and covenants under this Agreement, and the representations and warranties of each of them which are contained herein shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, and (ii) delivered to Buyer a certificate to the foregoing effect.

     6.02 NO ADVERSE CHANGE.  Since the date of this Agreement, Seller shall not
          -----------------
have suffered any material adverse change to its business, prospects, operations, assets or financial condition relating to the Transferred Assets for which offsetting operational gains do not exist.

     6.03 NO RESTRICTIONS.  Neither Buyer nor Macfadden shall not have received
          ---------------
any notice of (i) any order, ruling or regulation (general or specific) of any governmental, regulatory agency or authority having been issued or promulgated,
(ii) any judicial or administrative action having been taken and which shall not have been rescinded, canceled or reversed, or (iii) any litigation having been instigated, which, in any such event, has the effect or purpose of prohibiting the transactions contemplated hereby or interfering with or materially affecting the right or ability of any party to this Agreement to consummate any of the transactions contemplated hereby, or which, if such litigation were determined adverse to Seller, would result in a material adverse effect on business, prospects, operations, assets or financial condition of the business conducted or to be conducted by Buyer with the Transferred Assets.

     6.04 CONSENTS.  All consents and approvals described on Exhibit "S" hereto
          --------
necessary to the acquisition of the Transferred Assets by Buyer and the consummation of the transactions contemplated hereby shall have been duly and validly obtained and shall remain effective as of the Closing.

     6.05 DOCUMENT DELIVERY.  Seller and T/SF shall have delivered the following
          -----------------
documents, appropriately executed, to Buyer and Macfadden:

          a. Bill of Sale and other assignment documents, substantially in the form of Exhibit "T" hereto, required to transfer ownership of the Transferred Assets to Buyer, with a separate assignment in such form being executed with respect to each assigned contract for which third party consent is required;

          b.  The Covenant-Not-To-Compete substantially in the form of Exhibit
     "Q";

          c. Certified copies of the resolutions of the Board of Directors and shareholder of Seller and the Board of Directors of T/SF authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereby;

          d. (i) Certificates of good standing from their respective states of incorporation issued with respect to Seller, Investment and T/SF as of a date not more than 30 days prior to the Closing Date; (ii) all such other documents as may be reasonably requested by Buyer or Macfadden, including secretaries' certificates relating to incumbency and corporate proceedings; and (iii) possession of all books, accounts, records, documents, files, agreements and reports relating to the Transferred Assets;

          e. The consents necessary under Section 7.05 hereof, which are to be obtained by T/SF and Seller; and

          f. Such other and further releases or other documents as may be reasonably necessary, in the opinion of counsel to Buyer, to effectuate the transactions contemplated by this Agreement.

     6.06 COUNSEL'S OPINION.  Buyer and Macfadden shall have received an
          -----------------
opinion, dated the Closing Date, of Conner & Winters, A Professional Corporation, counsel to Seller and T/SF, in substantially the form of Exhibit "U" hereto.

     6.07 HART, SCOTT, RODINO.  All applicable waiting periods under the HSR Act
          -------------------
relating to the transactions contemplated herein shall have expired or been terminated.

           SECTION 7.  CONDITIONS TO OBLIGATIONS OF SELLER AND T/SF

     7. The respective obligations of Seller and T/SF to consummate the sale of Transferred Assets to Buyer and the other transactions contemplated hereby are subject to the satisfaction or waiver by Seller and T/SF of each of the following conditions at or prior to the Closing:

     7.01 BUYER'S AND MACFADDEN'S PERFORMANCE.  Buyer and Macfadden shall have
          -----------------------------------
(i) performed and complied in all material respects with all of its agreements, obligations and covenants under this Agreement, and the representations and warranties of Buyer and Macfadden contained herein shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, and (ii) delivered to T/SF and Seller a certificate to the foregoing effect.

     7.02 NO RESTRICTIONS.  Neither Seller nor T/SF shall have received any
          ---------------
notice of (i) any order, ruling or regulation (general or specific) of any governmental, regulatory agency or authority having issued or promulgated, or
(ii) any judicial or administrative action having been taken and which shall not have been rescinded, canceled or reversed, which, in any such event, has the effect or purpose or would have the effect of prohibiting the transactions contemplated hereby or of interfering with or materially affecting the right or ability of any party to this Agreement to consummate any of the transactions contemplated hereby. No suit, litigation, action or other proceeding shall be pending or directly threatened in which it is sought (a) to restrain or prohibit consummation of the transactions contemplated by this Agreement, (b) to obtain a divestiture of a material part of the assets or properties of Seller or T/SF, or
(c) to subject T/SF or Seller to a material liability.

     7.03 DOCUMENT DELIVERY.  Buyer and Macfadden shall have delivered the
                   --------
following to T/SF and Seller, and where documents are involved, the documents shall be appropriately executed:

          a. The cash payments due (by wire transfer of funds as directed by Seller) at the Closing;

          b. The Covenant-Not-To-Compete substantially in the form of Exhibit "R" hereto;

          c. Certified copies of the resolutions of the members of Buyer and the Board of Directors of Macfadden authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          d. (i) Certificates of good standing from their respective states of organization issued with respect to Buyer and Macfadden as of a date not more than 30 days prior to the Closing Date; (ii) all such other documents as may be reasonably requested by Seller, including secretaries' certificates relating to incumbency and corporate proceedings;

          e.  the consents necessary under Section 6.04 hereof; and

          f. Such other and further releases or other documents as may be reasonably necessary, in the opinion of counsel to Seller, to effectuate the transactions contemplated by this Agreement.

     7.04 COUNSEL OPINION.  T/SF and Seller shall have received an opinion,
          ---------------
dated the Closing Date, of Arnelle, Hastie, McGee, Willis & Greene, counsel to Buyer and Macfadden, in substantially the form of Exhibit "V" hereto.

     7.05 CONSENTS.  T/SF and Seller shall have secured all consents and
          --------
approvals necessary to the sale of the Transferred Assets by Seller and the consummation of the transactions contemplated hereby, including but not limited to the consent and approval by each of T/SF's and Seller's lenders, Quebecor and the landlord pursuant to which Seller occupies its leased facilities, and such consents and approvals shall remain effective as of the Closing.

     7.06 HART, SCOTT, RODINO.  All applicable waiting periods under the HSR Act
          --------------------
relating to the transactions contemplated herein shall have expired or been terminated.

                             SECTION 8.  INDEMNITY

     8.01 SCOPE OF T/SF AND SELLER INDEMNITY.  T/SF and Seller, jointly and
          ----------------------------------
severally, shall indemnify, defend and hold harmless Buyer and Macfadden and their shareholders, officers and directors after the Effective Date against and in respect of any damage or deficiency sustained by Buyer or Macfadden as a result of any assessment of taxes, judgments or as the result of any other liabilities of, or claims made against, Buyer and Macfadden of any nature with respect to Seller or its business or assets, whether accrued, absolute, contingent or otherwise, known or unknown (excluding any such damage or deficiency arising out of matters as to which Seller and T/SF are entitled to be indemnified by Buyer or Macfadden pursuant to Section 8.02 below), which (i) existed at, or arise out of transactions entered into or events occurring prior to, the Effective Date, to the extent that such tax, liability or claim is attributable for accounting purposes to the period prior to the Effective Date and is not otherwise assumed by Buyer herein, (ii) arise out of or the existence of which is a breach of any representation or warranty or the non-fulfillment of any covenant or undertaking of T/SF or Seller contained in this Agreement, or
(iii) are required to be indemnified by Seller pursuant to Section 5.10 hereof.

     8.02 SCOPE OF INDEMNITY OF BUYER.  Buyer and Macfadden, jointly and
          ---------------------------
severally, shall indemnify, defend and hold harmless T/SF and Seller and their shareholders, officers and directors after the Effective Date against and in respect of any damage or deficiency sustained by T/SF or Seller as a result of any assessment of taxes, judgments or as the result of any other liabilities of, or claims made against, T/SF or Seller of any nature, whether accrued, absolute, contingent or otherwise, known or unknown (excluding any such damage or deficiency arising out of matters as to which Buyer and Macfadden are entitled to be indemnified by Seller or T/SF pursuant to Section 8.01 above), which (i) arise out of or the existence of which is a breach of any representation or warranty or the non-fulfillment of any covenant or undertaking of Buyer or Macfadden contained in this Agreement; (ii) relate in any way to the Transferred Assets and arise or result from a transaction entered into, events occurring or liabilities incurred after, or attributable to the period following, the Effective Date; (iii) relate to any liability, obligation or agreement assumed by Buyer hereunder; (iv) relate to any claim, action, suit or proceeding brought by, or in the name of, any employee of Seller which Buyer has agreed to hire pursuant to Section 5.04 above against Seller and/or T/SF, including, without limitation, as a result of personnel records (other than the Permitted Personnel Records) and medical records provided by Seller to Buyer pursuant to Section
5.06 of this Agreement and Buyer's use thereof with respect to such employee;
(v) are required to be indemnified by Buyer pursuant to Section 5.10 hereof, or
(vi) arise under Section 5.11 hereof.

     8.03 MAKING OF CLAIMS.  A claim for indemnity pursuant to this Section 8
          ----------------
may only be made by an indemnified party by written notice to the indemnifying party which notice shall be given within 30 days after the indemnified party becomes aware of the claim or matter giving rise to an indemnification right. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity or right to indemnification is made.

     8.04 LIMITATIONS.  Except as herein specifically provided, no party hereto
          -----------
shall have a right of indemnity against any other party hereto until the aggregate value of the claim(s) for which indemnity is sought by such party exceeds $75,000. Neither T/SF and Seller in the aggregate, on the one hand, nor Buyer and Macfadden in the aggregate, on the other, shall in any event have a right to seek or impose any liability to pay any amount in excess of $5,000,000 in the aggregate pursuant to this Section 8. Any liability, claim or obligation which Buyer assumes under Section 2 hereof shall not be included in the determination of the $75,000 de minimis provision or the $5,000,000 aggregate limitation of this Section 8.04. These limitations shall not apply to any claim under Sections 5.04, 5.10 or 5.11 hereof.

     8.05 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The representations and
          ------------------------------------------
warranties of the parties and the indemnities contained in Sections 8.01 and
8.02 hereof shall, despite any investigation by or on behalf of an indemnified party, survive the Closing for a period of 16 months from and after the Effective Date; provided, that claims arising under Section 5.10 hereof shall survive until April 30, 1997; and provided further, that claims arising under
Section 5.11 hereof shall survive for 16 months following the termination of the NAG Agreement.

     8.06 CLAIMS AND LITIGATION.  If any person or entity not a party to this
          ---------------------
Agreement shall make any demand or claim or pursue or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to an indemnified party for which the indemnified party may seek indemnity from an indemnifying party hereunder, after notice by an indemnified party to an indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at the cost and expense of the indemnifying party, to retain counsel to defend any such demand, claim or lawsuit. Thereafter, the indemnified party shall be permitted to participate in such defense at its or their own expense. If the indemnifying party shall fail to respond within 30 days after receipt of such notice of any such demand, claim or lawsuit, or shall notify the indemnified party that it does not intend to defend such demand, claim or lawsuit, the indemnified party shall conduct the defense of such demand, claim or lawsuit as it or they may in their discretion deem proper, at the cost and expense of the indemnifying party. If the indemnifying party elects to assume the defense of a third party claim, the indemnified party will cooperate in all reasonable respects with the indemnifying party in connection with such defense including retaining and delivering to the indemnifying party records and information which are reasonably relevant to such third party claim. Whether or not the indemnifying party shall have assumed the defense of a third party claim, no party shall admit any liability with respect to, or settle, compromise or discharge, such third party claim without the prior written consent of the other parties, which consent shall not be withheld if the proposed settlement is in fact reasonable under the prevailing facts and circumstances. Nothing in this Section 8.06 shall prevent an indemnified party from taking such action as may be necessary prior to the end of the 30 day period provided for above to prevent a default judgment from being entered.

     8.07 ATTORNEYS' FEES AND EXPENSES.  The rights of an indemnified party
          ----------------------------
shall extend, subject to the limitations set forth in Section 8.04 above, to all interest, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees, incident to any of the matters covered by Section
8.01 or 8.02 above, as the case may be.

                           SECTION 9.  MISCELLANEOUS

     9.01 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto)
          ----------------
shall,except as specifically set forth herein,supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any warranties or representations not set forth herein or contemplated hereby.

     9.02 SUCCESSORS AND ASSIGNS.  The terms and conditions of this Agreement
          ----------------------
shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto and any purported assignment in violation of this Section 9.02 shall be void. Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than Buyer, Seller, Macfadden, T/SF and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties hereto that this Agreement shall be for the sole and exclusive benefit of such parties and their successors and assigns and for the benefit of no other person.

      9.03 HEADINGS.  The headings of the sections and subsections of this
           --------
Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

      9.04 MODIFICATION AND WAIVER.  Any of the terms or conditions of this
           -----------------------
Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by agreement of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

      9.05 TERMINATION.  This Agreement may be terminated at any time prior to
          ------------
the Closing Date as follows:

         a.  by the mutual written consent of Buyer, Macfadden, T/SF and Seller;

         b. by Buyer and Macfadden, if any of the conditions to its obligations specified in Section 6 has not been satisfied on or prior to the Closing Date or shall have become impossible to fulfill for reasons beyond the control of Buyer and Macfadden and shall not have been waived by Buyer and Macfadden;

         c. by T/SF and Seller if any of the conditions to their obligations specified in Section 7 has not been satisfied on or prior to the Effective Date or shall have become impossible to fulfill for reasons beyond the control of T/SF and Seller and shall not have been waived by T/SF and Seller; or

         d. by Buyer and Macfadden or T/SF and Seller if it is determined in good faith that the consummation of this Agreement has become inadvisable or impracticable by reason of a threat or initiation of any litigation or proceedings or the institution of a formal investigation, in either case to restrain or prohibit the consummation of this Agreement or any part hereof or to obtain any other relief in connection with the transactions contemplated hereby.

     In the event of the termination and abandonment of this Agreement as provided in this Section 9.05, this Agreement shall forthwith be void and have no effect, without any liability on the part of any party (except as provided in Sections 3.03 and 5.01a) or on the part of any of their respective directors, officers or stockholders. Nothing contained in this Section 9.05 shall relieve any party from liability for any breach of this Agreement.

     9.06 EXHIBITS.  All Exhibits annexed hereto and the documents, certificates
          --------
and instruments required to be delivered simultaneously herewith or at or prior to the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any such Exhibits, documents, certificates or other instruments shall be deemed to refer to and include all such Exhibits, documents, certificates and instruments.

     9.07 NOTICES. Any notice, request, instruction or other document required
          -------
or permitted to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, sent by registered or certified mail, or by facsimile transmission:

If to T/SF or Seller to:

          Howard G. Barnett, Jr., President
          T/SF Communications Corporation
          2407 East Skelly Drive
          Tulsa, Oklahoma  74105
          Fax:  918-743-1291

with a copy, which shall not constitute notice, to:

          Robert A. Curry, Esq.
          Conner & Winters
          2400 First Place Tower
          15 East Fifth Street
          Tulsa, Oklahoma  74103
          Fax:  918-586-8548
and if to Macfadden or Buyer, to such party at the following address:

          Maynard Rabinowitz
          Vice Chairman, Macfadden Holdings, Inc.
          235 Park Avenue South
          New York, NY 10003
          Fax:  212-979-7344

with a copy, which shall not constitute notice, to:

          Sol V. Slotnik, Esq.
          Arnelle, Hastie, McGee, Willis & Greene
          One Battery Park Plaza, 12th Floor
          New York, NY 10004-1482
          Fax: 212-742-9506

or at such other address or facsimile transmission number for a party as shall be specified by like notice. Any notice which is delivered personally or by facsimile transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

     9.08 GOVERNING LAW.  The parties hereby agree that this Agreement shall be
          -------------
construed, enforced and governed by the laws of the State of New York.

     9.09 EXTENSION OR WAIVER. At any time prior to the Closing, T/SF or Seller,
          -------------------
on the one hand, or Buyer or Macfadden, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

     9.10 INVALID PROVISIONS.  If any provision of this Agreement is held to be
          ------------------
illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

     9.11 EXPENSES. Except as otherwise specifically provided herein, whether or
          --------
not the transactions contemplated by this Agreement are consummated, all legal, accounting and other costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by T/SF or Seller shall be paid by them, and such expenses incurred by Buyer or Macfadden shall be paid by them.

     9.12 COUNTERPARTS.  This Agreement may be executed in multiple
          -------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     9.13 FURTHER ASSURANCES.  For no additional consideration, each party
          -------------------
hereto agrees that it shall provide to any other party, as from time to time requested, such additional documents, instruments or agreements as any such other party shall reasonably request to further evidence or put into effect the agreements set forth herein.

     Each of the parties hereto has executed this Agreement the date and year first-above written.

                              "Buyer"

                              TRADE PUBLISHING L.L.C.

                              By: /s/ Anna Blanco
                                  ------------------------
                                  Name:  Anna Blanco
                                         -----------------
                                  Title: Manager
                                         -----------------

                                  "Seller"

                                  BMT COMMUNICATIONS, INC.


                                  By: /s/ Stuart P. Honeybone
                                      ------------------------------
                                      Name:  Stuart P. Honeybone
                                             -----------------------
                                      Title: President
                                             -----------------------

     The above is acknowledged and agreed to by T/SF Communications Corporation to the extent it has agreed to certain matters pursuant to the foregoing Agreement.

     Dated this 16th day of June, 1995.

                              "T/SF"
                              T/SF COMMUNICATIONS CORPORATION


                              By: /s/ Robert E. Craine, Jr.
                                  --------------------------------
                                  Name:  Robert E. Craine, Jr.
                                         -------------------------
                                  Title: Executive Vice President
                                         -------------------------

     The above is acknowledged and agreed to by Macfadden Publishing, Inc., to the extent it has agreed to certain matters pursuant to the foregoing Agreement. In addition, Macfadden Publishing, Inc., hereby absolutely and unconditionally guarantees the performance by Trade Publishing, L.L.C. of its obligations under the foregoing Agreement.

     Dated this 16th day of June, 1995.

                              "Macfadden"

                              MACFADDEN PUBLISHING, INC.

                              By: /s/ Anna Blanco
                                  -------------------------
                                  Name:  Anna Blanco
                                         ------------------
                                  Title: Vice President
                                         ------------------

The following exhibits to the Asset Purchase Agreement have been omitted, but will be furnished supplementally to the Commission upon request.


                                     INDEX

     DESCRIPTION                                    EXHIBIT
     -----------                                    -------
Transferred Assets                                      A
Excluded Assets                                         B
Allocation of Purchase Price                            C
Financial Statements of Seller                          D
Payables Assumed by Buyer                               E
Buyer's Employees                                       F
Non-Competition Agreements                              G
Assignment of Employment and Non-Competition
 Agreements                                             H
Officers and Directors of Buyer                         I
Officers and Directors of Seller and
 Officers of T/SF                                       J
Material Contracts                                      K
Claims and Litigation                                   L
Licenses and Permits                                    M
Employees, Employment Agreements, Benefit
 Plans, Labor Matters                                   N
Tradenames, Trademarks, Service Marks and Copyrights    O
Confidentiality Agreement                               P
Form of Covenant-Not-To-Compete of Seller and T/SF      Q
Form of Covenant-Not-To-Compete of Buyer                R
Consents                                                S
Form of Bill of Sale, Transfer and Assignment           T
Form of Opinion of Counsel for Seller and T/SF          U
Form of Opinion of Counsel for Buyer                    V
